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                                                                    Exhibit 11.1

                         THE SANTA CRUZ OPERATION, INC.
         STATEMENT REGARDING COMPUTATION OF NET PROFIT (LOSS) PER SHARE

                                                                             YEAR ENDED SEPTEMBER 30,
                                                                ----------------------------------------------------
                                                                    1996                1995                1994
                                                                ------------        ------------        ------------

Net profit (loss)                                               $(22,414,000)       $ (6,108,000)       $ 14,246,000
                                                                ============        ============        ============

Weighted average number of common shares outstanding              36,179,050          30,921,705          30,170,963

Number of common equivalents as a result of stock options
     outstanding using the treasury stock method                          --                  --           1,769,573

                                                                ------------        ------------        ------------
          Total                                                   36,179,050          30,921,705          31,940,536
                                                                ------------        ------------        ------------

Primary net profit (loss) per share                             $      (0.62)       $      (0.20)       $       0.45
                                                                ============        ============        ============